UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule lea-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 31, 2010, Starwood Property Mortgage Sub-1, L.L.C. ("SPM Sub-1"), an indirect wholly-owned subsidiary of Starwood Property Trust, Inc. (the "Company"), entered into a Master Repurchase and Securities Contract (the "Repurchase Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"). The Repurchase Agreement will be used to finance approximately $400 million of the diversified loan portfolio (the "TIAA Assets") purchased from Teachers Insurance and Annuity Association of America on February 26, 2010. The Repurchase Agreement is not being used to finance the approximately $103 million of the TIAA Assets that have a maturity within the next 12 months.  The Repurchase Agreement provides for asset purchases of up to $280 million (the "Facility").

Advances under the Repurchase Agreement accrue interest at a per annum Pricing Rate equal to the sum of (i) 30 day LIBOR plus (ii) the Pricing Margin of 3.0%.  During the existence of an Event of Default (as defined in the Repurchase Agreement), interest accrues at the Default Rate, which is equal to the Pricing Rate plus 4.0%.  The maturity date of the Facility is May 31, 2013.  The Facility is required to be fully funded by May 31, 2010, otherwise SPM Sub-1 is required to pay a non-utilization fee equal to 3.0% per annum on any portion of the maximum Facility amount that has not been funded by such date.  The TIAA Assets have been approved as eligible assets under the Repurchase Agreement and SPM Sub-1 shall be entitled to receive additional advances under the Facility within one business day after request from Wells Fargo, provided that no event of default exists, no material adverse change has occurred with respect to SPM Sub-1, the Company or the TIAA Assets and certain other customary conditions are satisfied.

The Facility may not be prepaid by SPM Sub-1 prior to the maturity date, subject to certain exceptions including in connection with: (i) the repayment in full by the underlying borrower of any mortgage loan or B note; (ii) the securitization of one or more of the Purchased Assets; (iii) the failure of a Purchased Asset to qualify as an Eligible Asset (as defined in the Repurchase Agreement); (iv) the payment of the Repurchase Price with respect to a Purchased Asset after receipt of a Margin Call; (v) the payment of all or a portion of the Repurchase Price of one or more of the Purchased Assets in connection with the cure of a breach of the Debt Yield Test as described below; and (vi) the consummation of a sale by SPM Sub-1 of one or more of the Purchased Assets to a non-affiliated third-party.  In addition, SPM Sub-1 may repurchase a Purchased Asset prior to the maturity date in connection with the refinancing of such Purchased Asset by SPM Sub-1.

In connection with the Repurchase Agreement, the Company entered into a Guarantee Agreement (the “Guarantee Agreement”) under which it provides a partial guarantee of the obligations of SPM Sub-1 under the Facility. The Company is also liable under the Guarantee Agreement for customary “bad-boy” events.

The Repurchase Agreement and the Guarantee Agreement contain various affirmative and negative covenants including the following financial covenants applicable to the Company: (i) ratio of EBITDA to interest expense for any calendar quarter shall not be less than 2.0 to 1.0; (ii) ratio of total indebtedness to total assets shall not be greater than .75 to 1.0; (iii) total liquidity shall not be less than $30 million; (iv) tangible net worth shall not be less than $750 million; and (v) ratio of EBITDA to fixed charges shall not be less than 1.5 to 1.0.  The Purchased Assets under the Facility must also maintain a Debt Yield (defined as the ratio of annualized underwritten net cash flow for any calendar quarter to outstanding Purchase Price) of at least 15% on seven of the Purchased Assets, in the aggregate, and 30% on the other ten Purchased Assets, in the aggregate.  If the Purchased Assets fail to satisfy the Debt Yield test in any calendar quarter, SPM Sub-1 may cure such failure by transferring cash to Wells Fargo, within three business days after receipt of notice of such breach, in an amount sufficient to cure such breach assuming that the Debt Yield of the Purchased Assets were recalculated after applying such amount to reduce the outstanding Purchase Price(s) of the Purchased Asset(s) that caused such breach.

Item 8.01                                             Other Events.

On April 5, 2010, the Company announced the entry by Mortgage Sub into the Repurchase Agreement in a press release.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                                         Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 5, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2010	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ ANDREW J. SOSSEN
	Name:	Andrew J. Sossen
	Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated April 5, 2010